Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Integration Appliance, Inc.
Intapp US, Inc.
The Frayman Group, Inc.
DealCloud, Inc.
OnePlace Holdings Pte Ltd
gwabbit, Inc.
Repstor Limited
Intapp Limited
The OnePlace Unit Trust
Intapp Singapore Pte Ltd
Intapp Pty Limited
Intapp Ireland Limited
Intapp Employee Compliance, LLC
Intapp Netherlands B.V.
Intapp Portugal, Unipessoal Lda
Intapp Germany GmbH
TermSheet, LLC
Delaware Delaware Delaware Delaware Singapore Delaware Northern Ireland United Kingdom Singapore Singapore Australia Ireland Delaware Netherlands Portugal Germany Delaware